QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2002

METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-2816	36-2090085
State of Other Jurisdiction of Incorporation	Commission File Number	I.R.S. Employer Identification Number

7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (708) 867-6777

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.    Other Events

        On December 26, 2002, Methode Electronics, Inc. ("Methode") entered into an amendment of the Agreement dated August 19, 2002 with the William J. McGinley Marital Trusts to make a tender offer to purchase all of Methode's outstanding shares of Class B Common Stock at a price per share of $20.00 in cash.

        Pursuant to the amendment, the Company intends to call a special meeting of its Class A Stockholders for the purposes of obtaining approval of the tender offer by a majority of the Class A Common Stock present or represented by proxy at the meeting (excluding shares of Class A Common Stock held by the McGinley Trusts and certain McGinley family members). The time and place of the special meeting will be announced at a later date.

        As previously disclosed, a Class A Stockholder of the Company filed a derivative and class action lawsuit against Methode and certain of its directors on behalf of all holders of the Company's Class A Common Stock. In light of the amended agreement, plaintiff's counsel has agreed to postpone the scheduled trial until after the date of the special meeting.

        Methode's obligation to commence the tender offer is subject to, among other things, the approval of the tender offer by the Company's Class A Common Stockholders, and the receipt of a favorable supplemental private letter ruling from the Internal Revenue Service that the proposed tender offer will not affect the tax consequences of the Stratos Lightwave, Inc. spin-off. Methode expects to complete the tender offer within four months.

        The solicitation of offers to buy Methode's Class B common stock will only be made pursuant to an offer to purchase and related materials that Methode will distribute to its Class B shareholders in the future. The date the offer to purchase is distributed will depend on a number of factors, including the requested supplemental private letter ruling from the Internal Revenue Service and the vote of the Company's Class A Common Stockholders.

        A copy of the Amendment dated December 26, 2002 to the Agreement dated August 19, 2002 by and among Methode; Marital Trust No. 1 and Marital Trust No. 2, each created under the William J. McGinley Trust; Jane R. McGinley; Margaret J. McGinley; James W. McGinley; and Robert R. McGinley is attached hereto as Exhibit 99.1 and is also incorporated herein by reference.

ITEM 7.    Financial Statements and Exhibits

(c)
Exhibits

99.1
Amendment dated December 26, 2002 to the Agreement dated August 19, 2002 by and among Methode Electronics, Inc.; Marital Trust No. 1 and Marital Trust No. 2, each created under the William J. McGinley Trust; Jane R. McGinley; Margaret J. McGinley; James W. McGinley; and Robert R. McGinley.

2

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METHODE ELECTRONICS, INC.
Date: January 2, 2003	By:	/s/ DOUGLAS A. KOMAN Douglas A. Koman Vice President, Corporate Finance

3

QuickLinks

  ITEM 5. Other Events
  ITEM 7. Financial Statements and Exhibits
SIGNATURE